                                                                      Exhibit 99

Quarterly Shareholder Brochure of CNB Corporation

April 10, 2008

Dear Shareholders:

CNB Corporation's net income for the first quarter of 2008 was $665,000 or $
0.55 basic earnings per share compared to $630,000 or $0.51 basic earnings per share for the same period last year, an increase of 5.7 %. Assets of the Corporation at the end of the first quarter were $262.6 million compared with $260.5 million last year, an increase of 0.8%. Deposits at the end of the first quarter increased 1.1% to $232.7 million, compared with $230.2 million the same time last year. Loans as of March 31, 2008 were $176.2 million, compared to $168.4 million at March 31, 2007, an increase of 4.6%.

Despite the increases over last year, the loan portfolio has been impacted by Michigan's economic downturn. Loan losses for the first quarter 2008 were $317,400 which is the highest level we have experienced in several years. The losses are primarily in the commercial loan portfolio, although some residential mortgage customers are struggling as well. Such losses are not unique to Citizens National Bank or to northern Michigan; banks state-wide are experiencing increases in charge-offs, non-accrual loans and other real estate owned, while declines in collateral values across the market exacerbates the situation further. Management is taking an aggressive approach in working through these problem credits but anticipates there may be further losses in the next quarter. In response, the provision to the loan loss reserve has been increased to ensure an adequate reserve for anticipated future losses. Fortunately, as previously reported to our shareholders, we have no exposure to the sub-prime mortgage lending market.

At its March 27, 2008 meeting the Board of Directors of CNB Corporation declared a $0.42 per share dividend payable to shareholders of record on that date. The dividend paid last year was also $0.42. Although shareholder's equity remained unchanged at $25.2 million, book value increased to $20.79 at March 31, 2008 compared to $20.33 at March 31, 2007. The increased book value in 2008 is due to fewer shares outstanding as a result of the 2007 stock repurchase program.

We expect that 2008 will continue to be a challenge for the entire financial services industry, but believe by identifying and addressing problem credits early-on and in a forthright manner, we will meet and overcome the challenges ahead.

I hope to see you at the annual meeting on May 20th.

Sincerely,

Susan A. Eno
President and CEO

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                           Consolidated Balance Sheets
                                   (UNAUDITED)
                             in thousands of dollars


                                                                    March 31,
                                                              ----------------------
                                                                 2008        2007
                                                              ---------    ---------
ASSETS
Cash and due from banks                                       $   5,660    $   4,981
Interest-bearing deposits with other financial institutions       5,020       10,163
Federal funds sold                                               19,635       11,362
                                                              ---------    ---------
    Total cash and cash equivalents                              30,315       26,506

Securities available for sale                                    33,680       46,687
Securities held to maturity (market value
 of $8,630 in 2008 and $4,575 in 2007)                            8,463        4,532
Other securities                                                  1,008        1,008
                                                              ---------    ---------
    Total investment securities                                  43,151       52,227

Loans                                                           176,198      168,426
 Less allowance for loan losses                                  (1,495)      (1,551)
                                                              ---------    ---------
Loans, Net                                                      174,703      166,875
Premises and equipment, net                                       6,233        6,570
Other assets                                                      8,246        8,270
                                                              ---------    ---------
    Total assets                                              $ 262,648    $ 260,448
                                                              =========    =========

LIABILITIES
Deposits
  Noninterest-bearing demand                                  $  34,828    $  37,031
  Interest-bearing deposits                                     197,904      193,151
                                                              ---------    ---------
       Total deposits                                           232,732      230,182

Other liabilities                                                 4,684        5,061
                                                              ---------    ---------
    Total liabilities                                           237,416      235,243

SHAREHOLDERS' EQUITY

Common Stock                                                      3,034        3,099
Surplus                                                          19,510       20,482
Retained Earnings and Accumulated other
  Comprehensive Income/(Loss)                                     2,688        1,624
                                                              ---------    ---------
    Total shareholders' equity                                   25,232       25,205
                                                              ---------    ---------
    Total liabilities and shareholders' equity                $ 262,648    $ 260,448
                                                              =========    =========

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                        Consolidated Statement of Income
                                   (Unaudited)

                             in thousands of dollars
                          Three months ended March 31,


                                                2008       2007       2006
                                               ------     ------     ------
INTEREST INCOME

Interest and fees on loans                     $3,122     $3,132     $2,822
Interest on securities:

  Taxable                                         497        427        456
  Tax exempt                                      132        127        127
Other interest income                             137        243        102
                                               ------     ------     ------
  Total interest income                         3,888      3,929      3,507

INTEREST EXPENSE ON DEPOSITS                    1,345      1,468        995
                                               ------     ------     ------

NET INTEREST INCOME                             2,543      2,461      2,512
Provision  for loan losses                        131         69         30
                                               ------     ------     ------
NET INTEREST INCOME AFTER PROVISION

  FOR LOAN LOSSES                               2,412      2,392      2,482
                                               ------     ------     ------

NONINTEREST INCOME

  Service charges and fees                        279        273        225
  Net realized gains from sale of loans            37         31         50
  Loan servicing fees, net of amortization         23         18         29
  Other income                                     61         58         40
                                               ------     ------     ------
    Total noninterest income                      400        380        344
                                               ------     ------     ------

NONINTEREST EXPENSES

  Salaries and benefits                         1,149      1,063      1,085
  Occupancy                                       292        311        269
  Supplies                                         41         52         34
  Other expenses                                  461        463        502
                                               ------     ------     ------
    Total noninterest expenses                  1,943      1,889      1,890
                                               ------     ------     ------

INCOME BEFORE INCOME TAXES                        869        883        936
Income tax expense                                204        253        242
                                               ------     ------     ------
NET INCOME                                     $  665     $  630     $  694
                                               ======     ======     ======

BASIC NET INCOME PER SHARE                     $ 0.55     $ 0.51     $ 0.56
                                               ======     ======     ======